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                                                                     EXHIBIT 3.1



                                   (FORM OF)
                       RESTATED ARTICLES OF INCORPORATION


                                       OF

                               ZAP.COM CORPORATION

         Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, ZAP.COM CORPORATION (the "Corporation") hereby adopts the following Restated Articles of Incorporation.

                                    ARTICLE I

                                      NAME

         The name of the corporation shall be ZAP.COM Corporation.

                                   ARTICLE II
                                 RESIDENT AGENT

         The name and address of the Corporation's initial resident agent is John P. Fowler, Marshall Hill Cassas & de Lipkau, 333 Holcomb Avenue, Suite 300, Reno, Nevada 89502. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

                                   ARTICLE III
                                     PURPOSE

         The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE IV
                                      STOCK
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         SECTION 4.01 AUTHORIZED CAPITAL STOCK. The total number of shares of stock this Corporation is authorized to issue shall be 1,650,000,000 shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock".


         SECTION 4.02 COMMON STOCK. 1,500,000,000 shares of the authorized stock, par value $0.001 per share, are designated Common Stock. The holder of each share of Common Stock shall have one vote per share on all matters placed before the stockholders.


         SECTION 4.03 PREFERRED STOCK. 150,000,000 shares of the authorized stock, par value $0.01 per share, are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (a) The number of shares to constitute the class or series and the designation thereof;

                  (b) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                  (c) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

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                  (d) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (e) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                  (f) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (g) Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

                  (h) Whether or not the holders of shares of each class or series of Preferred Stock have voting rights for the election or removal of directors or for any


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other purpose and upon which circumstances any or all voting rights shall be exercised or exercisable;

                  (i) Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

                  The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized and unissued shares of the Preferred Stock.



                  The Board of Directors has provided for the issuance of a (i) series of 10,000 shares of Preferred Stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and (ii) another series of 100,000 shares of Preferred Stock designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). The voting powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions of the Series A Preferred Stock and Series B Preferred Stock are as follows:


         SECTION 4.04  SERIES A PREFERRED STOCK.

                  (a) Designation of Amount and Ranking. The issuance of 10,000 shares of Series A Preferred Stock is hereby authorized. The Series A Preferred Stock shall rank senior to the Common Stock (except as otherwise expressly provided below) and to all other classes and series of equity securities of the Corporation hereafter created, the terms of which provide that such class shall rank junior to the Series A Preferred Stock with respect to rights of redemption and rights on liquidation, dissolution and winding up. All equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity with respect only to liquidation, dissolution or winding-up are collectively referred to herein as the "Series A Preferred Parity Securities." The definition of Series A Preferred Parity Securities shall also include any rights or options exercisable for, securities convertible into or exchangeable for, any of the Series A Preferred Parity Securities.


                  (b) Dividends and Other Distributions.


                      (i) So long as Zapata Corporation, a Nevada corporation ("Zapata") is the holder of all of the outstanding shares of Series A Preferred Stock, Zapata as the holder of the Series A Preferred Stock shall at any time that the Zapata Actual Percentage (defined below) is less than the Zapata Minimum Percentage be entitled, not in preference to the holders of Common Stock, but in parity therewith, to receive and participate in all dividends or other distributions (including liquidating distributions), when, as and if declared by the Board of Directors out of funds legally available therefor with respect to the Common Stock. In such event the dividend or distribution shall be in an amount (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends and distributions, and the aggregate per share amount (payable in kind) of all non-cash dividends or distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on or payable with respect to the Common Stock multiplied by the difference between the Zapata Minimum Percentage and the Zapata Actual Percentage. All payments of dividends or other distributions to the holder of the Common Stock and the Series A Preferred Stock shall be paid of made at or about the same time.


         As used herein, the following definitions shall apply:

                  "Zapata Actual Percentage" shall mean the percentage of outstanding Common Stock that Zapata owns as of the date that a record is taken for the dividend or other distribution with respect to which the calculation is being made.



                  "Zapata Minimum Percentage" shall mean thirty-five percent (35%) unless at any time after the date on which these Restated Articles of Incorporation are filed with the Nevada Secretary of State, the Common Stock held by Zapata has decreased to less than thirty-five percent (35%) of all outstanding shares of Common Stock or the outstanding Common Stock as a result of transfers, conveyances or other dispositions by Zapata of its Common Stock. In such circumstances, the Zapata Minimum Percentage shall be automatically reduced to the amount that the shares of Common Stock held by Zapata following such transfer, conveyance or disposition constitutes of all the outstanding shares of Common Stock and as of the date that a record is taken for the dividend or other distribution with respect to which the calculation is being made.



                      (ii) If Zapata, as the holder of the Series A Preferred Stock, is at any time entitled to receive a portion of the dividend or distribution as the result of the declaration of dividends or distributions with respect to the Common Stock, then the Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 4.04(b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) in the amount required under this Section 4.04(b).



                           (iii) Except as otherwise provided in this Article
IV, the Corporation shall not pay any dividends or other distributions with respect to the Series A Preferred Stock.



                 (c) Liquidation, Dissolution or Winding-Up. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to or set apart for the holders of Common Stock or any shares of other stock ranking junior (upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, holders of shares of Series A Preferred Stock shall have first received $100.00 per share. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders or the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series A Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed ratably in accordance with the respective amounts that would be payable on the Series A Preferred Stock and the Series A Preferred Parity Stock upon such liquidation, dissolution or winding-up. Further, if as of the record date for the distribution of the Corporation's remaining net assets to holders of Common Stock the Zapata Actual Percentage is less than the Zapata Minimum Percentage, then Zapata, as holder of all the outstanding shares of Series A Preferred Stock, shall, not in preference to the holders of Common Stock, but in parity therewith, be entitled to receive the distribution which is provided for under Section 4.04(b). Except as provided in this Section 4.04(c), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. For purposes of Section 4.04(c), (A) a consolidation or manager of the Corporation with one or more corporations, or
(B) a sale or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.


                 (d) Conversion.

                           (i) If at any time Zapata transfers the Series A
Preferred Stock to any other person (other than a wholly-owned subsidiary of Zapata or any entity wholly-owned, directly or indirectly by Zapata) and immediately prior to such transfer, the Zapata Actual Percentage is less than the Zapata Minimum Percentage, then effective immediately upon the consummation of such transfer, all of the Series A Preferred Stock being transferred to the third party shall automatically convert into shares of fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock into which the Series A Preferred Stock shall convert will be such number of shares of Common Stock as will constitute when issued a percentage equal to the Zapata Minimum Percentage less the Zapata Actual Percentage. If the Zapata Actual Percentage is equal to or greater than the Zapata Minimum Percentage at the time the Series A Preferred Stock is transferred, then the Series A Preferred Stock shall not convert and the right of the Series A Preferred Stock to receive dividends and distributions above and beyond the Series A Preferred Stock liquidation preference amount and all conversion and voting rights will automatically terminate.



                           (ii) Upon conversion of any Series A Preferred Stock,
each such share shall be canceled, shall be subject to sub-section (e) below and not subject to reissuance as Series A Preferred Stock



                  (e) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:



                           (i) Subject to the provision for adjustment
hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 50,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be automatically adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


                           (ii) Except as otherwise provided herein or by law,
the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one voting group on all matters submitted to a vote of the stockholders of the Corporation.


                           (iii) Except as otherwise provided herein or by law,
holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.


                  (f) Reacquired Shares. Any shares of Series A Preferred Stock converted into Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (g) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged as if the Series A Preferred Stock had been converted immediately prior to such transaction.

                  (h) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.


                  (i) Amendment. These Restated Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.






         Section 4.05 Series B Preferred Stock.

     (a) Designation of Amount and Ranking. The issuance of 100,000 shares of Series B Preferred Stock are hereby authorized. The Series B Preferred Stock shall with respect to dividend rights, rights of redemption and rights on liquidation, dissolution and winding up rank senior to all Common Stock and to each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Series B Preferred Stock with respect to rights of redemption or rights on liquidation dissolution and winding up (the "Junior Preferred Stock") or the terms of which do not specify any rank relative to the Series B Preferred Stock. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock and Junior Preferred Stock, are collectively referred to herein as the "Junior Securities" All equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "Series B Preferred Parity Securities." The respective definitions of Junior Securities and Series B Preferred Parity Securities shall also include any rights or options exercisable for, or securities convertible into or exchangeable for, any of the Junior Securities and Series B Preferred Parity Securities, as the case may be.



     (b) Dividends. (i) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 4.06(b)(i)(A) and (B) hereof) at the rate of 8% per annum (computed on the basis of a 360 day year of twelve 30-day months) (the "Series B Preferred Dividend Rate") on the Series B Preferred Liquidation Value (as defined below) of each share of Series B Preferred Stock on and as of the most recent Series B Preferred Dividend Payment Date (as defined below). Such dividends shall be payable in the manner set forth below in Sections 4.06(b)(i)(A),(B) and (C) quarterly on March 15, June 15, September 15, and December 15 of each year (unless such day is not a Business Day, in which event on the next succeeding business day) (each of such dates being a "Series B Preferred Dividend Payment Date" and each such quarterly period being a "Series B Preferred Dividend Period"). Such dividends shall be cumulative from the date of issue, whether or not in any Series B Preferred Dividend Period or Periods there shall be profits, surplus or other funds of the Corporation legally available for the payment of such dividends. "Business Day" means any day except a Saturday, Sunday or other day on which the New York Stock Exchange is closed.

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     (A) On or prior to June 15, 2002 or, if not a Business Day, the next succeeding Business Day (the "Series B Preferred Cash Pay Date"), dividends shall not be payable in cash to holders of shares of Series B Preferred Stock but shall, subject to this Section 4.05(a), whether or not declared, accrete to the Series B Preferred Liquidation Value in accordance with 4.05(c) hereof. For the avoidance of doubt, whenever these Restated Articles refer to "accrued and unpaid dividends", it shall be deemed not to include dividends that have been previously accreted to the Series B Preferred Liquidation Value of a share of Series B Preferred Stock pursuant to this Section 4.05(b)(i)(A) and Section 4.05(c). Notwithstanding the foregoing, at the written request of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, the Corporation shall, commencing on the first Series B Preferred Dividend Payment Date after such request and ending on the Series B Preferred Cash Pay Date, be required to pay all dividends on shares of Series B Preferred Stock by the issuance of Additional Series B Preferred Shares of Series B Preferred Stock ("Additional Series B Preferred Shares"). The Additional Series B Preferred Shares shall be identical to all other shares of Series B Preferred Stock, except as set forth in Section 4.05(c)(iii). For the purposes of determining the number of Additional Series B Preferred Shares to be issued as dividends pursuant to this subsection (b)(ii), such Additional Series B Preferred Shares shall be valued at their Series B Preferred Applicable Liquidation Value as provided in Section 4.05(c).

     (B) Following the Series B Preferred Cash Pay Date, each such dividend shall be payable in cash on the Series B Preferred Liquidation Value per share of the Series B Preferred Stock, in equal quarterly amounts, to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Series B Preferred Dividend Periods may be declared and paid at any time, without reference to any Series B Preferred Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.


     (C) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock. Except as expressly provided in this Section 4.05(b), no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

     (ii) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment or other distribution declared or made upon Series B Preferred Parity Securities or upon any Junior Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock for all dividend periods terminating on or prior to the date of payment of the dividend on such class or series of Series B Preferred Parity Securities or Junior Securities. When dividends are not paid in full, or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Series B Preferred Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Series B Preferred Parity Securities. In no event will cash dividends be paid on Series B Preferred Parity Securities when dividends are not payable in cash on the Series B Preferred Stock. In addition, so long as any shares of the Series B Preferred Stock are outstanding, no Series B Preferred Parity Securities or Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the purchase or redemption of any shares of any such stock) by the Corporation, directly or indirectly, except as described in the next succeeding sentence, unless the Series B Preferred Stock required or eligible for redemption as of such date has been redeemed, purchased, or otherwise acquired (or money paid to or made available for a sinking fund for such redemption, purchase or acquisition) contemporaneously or a sum sufficient for the redemption, purchase or acquisition thereof set apart for such redemption, purchase or acquisition of the Series B Preferred Stock. When the shares of Series B Preferred Stock are not redeemed, purchased, or otherwise acquired in full or a sum sufficient for such redemption, purchase or acquisition is not set apart, as aforesaid, all redemptions, purchases or acquisitions of shares of the Series B Preferred Stock and all redemptions, purchases or acquisitions of any other class or series of Series B Preferred Parity Securities shall be effected, ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Series B Preferred Parity Securities if all amounts payable thereon were paid in full.

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(c) Liquidation, Dissolution and Winding-Up. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to or set apart for the holders of Junior Securities, holders of shares of Series B Preferred Stock shall have first received an amount equal to the Series B Preferred Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "Series B Preferred Liquidation Value" on any date means, with respect to (x) any share of Series B Preferred Stock, other than any Additional Series B Preferred Shares, the sum of (1) $100.00 and (2) the aggregate of all amounts accreted on such share pursuant to Section 4.05(b)(i)(A) (whether or not declared) until the most recent Series B Preferred Dividend Payment Date upon which an accretion to Series B Preferred Liquidation Value has occurred (or if such date is a Series B Preferred Dividend Payment Date upon which an accretion to Series B Preferred Liquidation Value has occurred, such date, but in no event beyond the Series B Preferred Cash Pay
Date), PROVIDED that in the event of an actual liquidation, dissolution or winding up of the Corporation the amount referred to in (2) shall be calculated by including amounts accreting to the actual date of such liquidation, dissolution or winding up, rather than the Series B Preferred Dividend Payment Date referred to above and PROVIDED FURTHER that in no event will dividends accrete beyond the earlier of (x) the Series B Preferred Cash Pay Date and (y) the most recent Series B Preferred Dividend Payment Date prior to the Series B Preferred Dividend Payment Date on which dividends on the Series B Preferred Stock are payable in Additional Series B Preferred Shares. All accretions to Series B Preferred Liquidation Value will be calculated using compounding on a quarterly basis as of each Series B Preferred Dividend Payment Date (whether or not declared). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series B Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other Series B Preferred Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such Series B Preferred Parity Securities if all amounts payable thereon were paid in full. Except as provided in this
Section 4.05(c), holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. For the purposes of this Section 4.05(c)(i),(A) a consolidation or merger of the Corporation with one or more corporations, or (B) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.



     (ii) Subject to the rights of the holders of any Series B Preferred Parity Securities, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4.05(c), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.



     (iii) The "Series B Applicable Liquidation Value" of any Additional Series B Preferred Shares shall be the Series B Preferred Liquidation Value of a share of Series B Preferred Stock outstanding immediately prior to the first Series B Preferred Dividend Payment Date occurring after a request for payment in Additional Series B Shares has been made in accordance with Section 4.05(b)(i)(A) (it being understood that it is the intent that all outstanding shares of Series B Preferred Stock, including Additional Series B Preferred Shares, shall have the same Series B Preferred Liquidation Value).



     (d) Mandatory Redemption. (i) Following the first anniversary of the filing of these Restated Articles, subject to the Corporation having funds legally available for such purpose, the Corporation, upon election of any holder of Series B Preferred Stock, shall redeem all or a portion of such holder's Series B Preferred Stock on the following terms if such holder makes an election to do so during the first 180 days after the occurrence of any of the following events:

     (A) as of the end of any fiscal quarter, if the Corporation has cash and cash equivalent balances of $15,000,000 or more, the Series B Preferred Stock will be repurchased in four equal quarterly payments and interest shall accrue on the deferred payment at the rate of prime plus 3%;

     (B) as of the end of any fiscal quarter, the Corporation's EBITDA (as defined below) exceeds $5,000,000 for the four quarters ended as of such date, in which case the Series B Preferred Stock will be repurchased in four equal quarterly payments and interest shall accrue on the deferred payment at the rate of prime plus 3%.

     (C) as of any date, the Corporation shall have had a Market Capitalization (as defined below) of $100,000,000 or more, in which case the Series B Preferred stock may be repurchased and paid for in full on the date of purchase, which must occur during the 180 days following the holder's election to redeem the shares; or

        (D) the Corporation closes a Public Equity Offering which results in gross proceeds to the Corporation of $20,000,000 or more, in which case the Series B Preferred Stock will be repurchased and payable in full simultaneously with the closing of such offering.

     (ii) The redemption price for any Series B Preferred Stock repurchased pursuant to this Section 4.05(d) shall equal the Series B Preferred Applicable Liquidation Amount together with any accumulated and unpaid dividends through the date of repurchase.

     (iii) Within thirty (30) days following the occurrence of any of the events listed in Section 4.05(d)(i)(A) through (D) above, the Corporation shall mail a notice to each holder of Series B Preferred Stock stating: (A)that the event has occurred or will occur and that such holder of Series B Preferred Stock has (or upon such occurrence will have) the right to require the Corporation to purchase such holder's Series B Preferred Stock at the applicable redemption price in cash; (ii) the circumstances and relevant facts regarding such event; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice mailed); and (iv) the instructions determined by the Corporation, that a holder of Series B Preferred Stock must follow in order to have its Series B Preferred Stock purchased. Holders of Series B Preferred Stock electing to have shares of Series B Preferred Stock purchased shall be required to surrender Series B Preferred Stock, together with all necessary endorsements and appropriate forms duly completed, to the Corporation at the address specified in the notice at least three business days prior to the purchase date. Holders of Series B Preferred Stock shall be entitled to withdraw their election if the Corporation receives not later than two business days prior to the purchase date a facsimile transmission or letter setting forth the name of the holder of the Series B Preferred Stock and a statement that such holder of Series B Preferred Stock is withdrawing his election to have such Series B Preferred Stock purchased.

     (iv) On the repurchase date, all shares of redeemed Series B Preferred Stock purchased by the Corporation under this Section 4.05(d) shall be retired by the Corporation, and the Corporation shall pay the redemption purchase.

     (v) Unless the Corporation defaults in the payment for the shares of Series B Preferred Stock tendered pursuant to this Section 4.05(d), dividends shall cease to accrue with respect to the shares of Series B Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the repurchase purchase date.

     (vi) If the funds of the Corporation legally available for redemption of shares of the Series B Preferred Stock on any mandatory redemption date are insufficient to pay accumulated and unpaid dividends with respect to the shares being redeemed and to redeem the number of shares required to be redeemed on that date, those funds that are legally available shall be used first to pay such dividends and then to redeem the maximum possible number of such shares, ratably on the basis of the number of shares that would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares required to be redeemed on that date. At any time thereafter, when additional funds of the Corporation become legally available for the redemption of shares, such funds shall be used, at the end of the next succeeding fiscal quarter, to pay any remaining accumulated and unpaid dividends with respect to such shares that the Corporation was theretofore obligated to redeem and then to redeem the balance of such shares, ratably on the basis set forth in the preceding sentence.

     (vii) As used herein the following definitions shall apply:

     "EBITDA" means for any period, Net Income for such period plus, to the extent such amount was deducted in calculating Net Income (i) interest expense attributable to borrowed money, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by generally accepted accounting principles to be made), less all non-cash items increasing Net Income, all as determined on a consolidated basis for the Corporation and its subsidiaries.

     "Market Capitalization" means as of any day, the product of the then-current Market Value times the total number of shares of Common Stock then outstanding

     "Market Value" means, as of any date, the average of the daily closing price for thirty (30) consecutive trading days immediately proceeding the date on which the Market Value must be determined. The closing price for each day shall be the last sales price or in case on such reported sales take place on such day, the average of the last reported bid an ask price, in each case on the principal national securities exchange on which the shares of Common Stock are admitted to trading or listed, or it not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market or other similar organization if the Nasdaq National Market is no longer reporting such information or if not so available, the fair market value as determined in good faith, by the Board of Directors of the Corporation.

     "Net Income", means for any period, the Corporation's net income determined in accordance with generally accepted accounting principles.

     "Public Equity Offering" means the closing of an underwritten primary public offering of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933.

     (d) These Restated Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, the preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

                                    ARTICLE V
                           DIRECTORS AND INCORPORATORS

         SECTION 5.01 GOVERNING BOARD OF DIRECTORS. The governing board shall be styled "Board of Directors" and the first Board of Directors shall consist of one director. The number of directors may at any time or times be increased or decreased to a maximum number of twelve (12) as provided in the By-Laws, provided that after the initial Board of Directors expands the size of the Board of Directors to three (3) directors or more, the Board of Directors shall thereafter consist of no less than three (3) directors.

         SECTION 5.02 INITIAL NUMBER OF DIRECTORS. The names and post office addresses of the members of the first Board of Directors, which shall be one (1) in number, is as follows:

                  Avram Glazer
                  80 Ambassador
                  Rochester, New York 14610


         Subject to Section 5.03, this individual shall serve as a director until the first annual meeting of stockholders or until his successor is elected and qualified.



         SECTION 5.03 CLASSIFICATION OF DIRECTORS. On the first date (the "Classification Date") that the size of the Board of Directors is increased in size to three (3) or more directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Corporation's initial director shall determine the Class for each director after being elected to the Board. At each succeeding annual meeting of stockholders following the classification of the directors, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. The Class I directors shall stand for election at the first annual meeting of Stockholders following the Classification Date, the Class II directors shall stand for election at the second succeeding annual stockholders meeting following the Classification Date and the Class III directors shall stand for election at the third succeeding annual Stockholders meeting following the Classification Date. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is elected and qualifies, subject, however, to the prior death, resignation, retirement, disqualification or removal from office.

         SECTION 5.04 VACANCIES. Except as otherwise provided in a Certificate of Designation setting forth the rights of the holders of any class or series of Preferred Stock, any vacancy on the Board of Directors that results from the death, resignation, retirement, disqualification or removal from office of any director, an increase in the number of directors, or any other reason may be filled by a majority of the Board of Directors then in office, or by a sole remaining director. Vacancies shall not be filled by a vote or written consent of the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

         SECTION 5.05. CLASSIFICATION IF PREFERRED STOCKHOLDERS ELECT DIRECTORS. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles or an amendment to these Restated Articles applicable thereto, or the terms of a Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.


         SECTION 5.06 NOTICE OF NOMINATIONS. Advance notice of stockholder nominations for the election of directors and the proposal of business by stockholders shall be given in the manner provided in the By-Laws, as amended and in effect from time to time.

         SECTION 5.07 INCORPORATOR. The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

                  John P. Fowler
                  Marshall Hill Cassas & de Lipkau
                  333 Holcomb Avenue, Suite 300
                  Reno, Nevada  89502

                                   ARTICLE VI
                             STATUTES NOT APPLICABLE

         The provisions of Nevada Revised Statutes 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

                                   ARTICLE VII
                               STOCKHOLDER VOTING

         SECTION 7.01 WRITTEN CONSENT. During any period of time in which Zapata, is not the beneficial owner of Common Stock and Preferred Stock which entitle it to cast more than fifty percent (50%) of the votes entitled to be cast in the election of directors ("Voting Stock Majority"), no action required or permitted to be taken at a meeting of the stockholders of this Corporation shall be taken by written consent of the stockholders.



         SECTION 7.02 CALLING SPECIAL MEETING. Subject to all the rights of holders of any class or series of stock having a preference over Common Stock as to dividends or upon dissolution liquidation or winding up of the Corporation, special meetings of the Board of Directors or stockholders may only be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors and no holder of Common Stock shall be entitled to call a meeting of the stockholders, expect as provided in Section 7.03.



         SECTION 7.03 CALLING MEETINGS AT REQUEST OF ZAPATA. At any time during which Zapata and its affiliates own at least a Voting Stock Majority, the officers of this Corporation shall call a meeting of the stockholders upon the written request of Zapata and no other stockholder shall at any time have any right to call a meeting of stockholders.


                                  ARTICLE VIII
                       DIRECTORS' AND OFFICERS' LIABILITY

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer.

However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE IX
                                    INDEMNITY

         SECTION 9.01 RIGHT TO INDEMNITY. Subject to any restrictions set forth in the By-Laws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

         SECTION 9.02 EXPENSES ADVANCED. Subject to any restrictions set forth in the By-Laws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

         SECTION 9.03 BY-LAWS; INSURANCE. Without limiting the application of the foregoing, the Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

         The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                    ARTICLE X
                    AMENDMENT OF CERTAIN ARTICLES AND BYLAWS


         Notwithstanding any other provision of these Restated Articles, an amendment thereto, a resolution of the Board of Directors or a Certificate of Designation of the rights, powers, limitations, preferences, restrictions and relative rights of any class or series of stock filed with the Nevada Secretary of State, or the By-Laws of this Corporation in effect from time to time, the affirmative vote of holders of two-thirds of the voting power of the capital stock shall be required to amend, alter, change or repeal Article V, Article VII or Article XI of these Restated Articles and amend, alter, change or repeal any By-Law relating to the following subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Corporation's directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the directors nor the stockholders shall promulgate By-Laws inconsistent with these Restated Articles and any and all such inconsistent By-Laws shall be null and void.



         Executed this ____ day of _______________, 1999.

                                                     ---------------------------
                                                     Avram Glazer,
                                                     President and CEO

STATE OF NEVADA   )

COUNTY OF WASHOE  ) ss:


         This instrument was acknowledged before me on ______, 1999 by Avram Glazer as President and Chief Executive Officer of ZAP.com Corporation, a Nevada Corporation.



                                                  ------------------------------
                                                  Notary Public